Exhibit 10.152

                                LICENSE AGREEMENT

                  This License Agreement (hereinafter "Agreement"), effective as of the date of the last signature below (the "Effective Date"), is by and between Bio-Rad Laboratories, Inc., having an address at 1000 Alfred Nobel Drive, Hercules, California, 94547, Bio-Rad Pasteur, having an address at 3 Boulevard Raymond Poincare, 92430 Marnes-la-Coquette France (collectively, "Licensor") and Calypte Biomedical Corporation, having an address at 5000
Hopyard Road, Suite 480, Pleasanton, California, 94588 ("Calypte") (each a "Party" and collectively, the "Parties")

                  WHEREAS, Licensor has the right to grant a license under the Licensed Patents, as defined below;

                  WHEREAS, Licensor is willing to grant to Calypte and Calypte desires to obtain from Licensor a limited, non-exclusive license under the Licensed Patents;

                  NOW, THEREFORE, the Parties agree as follows:

1.       DEFINITIONS.

                  For the purpose of this Agreement, the terms set forth hereinafter shall be defined as follows:

1.1      Affiliate

                  "Affiliate" shall mean, with respect to an entity, any corporation or other business entity controlled by, controlling or under common control with such entity. For purposes of this Paragraph 1.1, "control" shall mean, with respect to an entity, direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or equity.

1.2      Licensed Patents

                  "Licensed Patents" shall mean those patents listed in Appendix A and all divisions, continuations, continuations-in-part, and reissues of those patents and all corresponding foreign counterparts to those patents.

1.3      Licensed Products

                  "Licensed Product(s)" shall mean Urine-based immunoassays and serum, plasma, oral fluid or whole Blood-based Immunoassays (i) which have a composition containing an HIV-2 antigen, (ii) which are manufactured, used or sold by Calypte or its Affiliate and are capable of detecting HIV 1/2 antibodies and/or antigen only on Calypte's Point of Care Rapid Test platform (as defined in Paragraph 1.5) and (iii) which, in the absence of this Agreement, would infringe one or more Valid Patent Claims.

                  1.4 "Unit of Licensed Product(s)" shall mean that part of a Licensed Product that is required to test a single sample.

1.5      Calypte's Point of Care Rapid Test Platform

                  Calypte's Point of Care Rapid Test Platform shall mean a lateral flow immuno-assay developed, manufactured by or for Calypte or an Affiliate of Calypte for the rapid, point-of-care detection of antibodies or antigen to HIV-2 including any improvements or modifications that may be made to such lateral flow, rapid test.

1.6      Point of Care

                  "Point   of   Care"   shall   mean   both   professional   and
over-the-counter point of care.

1.7      Territory

                  "Territory" shall mean worldwide.

1.8      Third Party

                  "Third Party" shall mean any party other than Licensor and Calypte or their respective Affiliates.

1.9      Net Sales

                  "Net Sales" shall mean the gross amount invoiced by Calypte or its Affiliate from the sale of a Licensed Product to a Third Party in any country within the Territory, less the following actually incurred by Calypte as a result of such amounts invoiced: (1) shipping costs, insurance costs, custom duties, sales tax,VAT and rebates and returns (not to exceed 4% of total annual Unit volume of Licensed Products sold by Calypte). Samples of Licensed Product provided to end users free of charge shall also be excluded in determining Net Sales (total of such items not to exceed 2% of total annual Unit volume of Licensed Products sold by Calypte).

                  If a Licensed Product is sold in the form of a combination product containing one or more assays that are not Licensed Products under this Agreement, Net Sales for such combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction
A/(A+B), where A is the list price in the relevant country of the Licensed Product if sold separately and B is the total list price in the relevant country of any other assays in the combination if sold separately. If, on a country-by-country basis, the Licensed Product and other assays contained in a combination product are not sold separately in such country, the Net Sales of such combination product shall be determined by multiplying the Net Sales of such combination product by the fraction A/(A+B), where A is the number of Licensed Products in the combination product and B is the number of other assays in the combination product that are not Licensed Products. The total of A+B shall not exceed two (2).

1.10     Valid Patent Claim

                  "Valid Patent Claim" shall mean a claim of an unexpired Licensed Patent that has not been revoked, or held to be unenforceable or invalid by a decision of a court or other government agency, unappealable or unappealed within the time allowed for appeal.

2.       GRANTS

         Licensor grants to Calypte a royalty-bearing non-exclusive license (without the right to grant sublicenses), under the Licensed Patents, to make, have made by its Affiliates only, use, import, export, offer to sell, and sell and have sold the Licensed Products in the Territory under Calypte's brand name. In addition, Licensor grants to Calypte a royalty-bearing non-exclusive license (without the right to grant sublicenses), under the Licensed Patents, to have the Licensed Products made by Pacific Biotech Co., LTD, 42 Moo 4 Napa, Moung Phetchaboon, Thailand, which shall be deemed an Affiliate for the purpose of this Agreement. Except as explicitly provided herein, Calypte does not have the right to have the Licensed Products made by a Third Party, without the prior written consent of Bio-Rad.

3.       FEES AND ROYALTIES, RECORDS AND REPORTS

         3.1 Within thirty (30) days of the Effective Date of this Agreement, Calypte shall pay to Licensor a license fee of $300,000. This license fee shall be non-refundable and not creditable toward royalties.

         3.2 Within six (6) months from the Effective Date of this Agreement, Calypte shall pay an additional fee of $700,000 to Licensor. This fee shall be non-refundable and not creditable toward royalties.

         3.3

                           (a) Calypte  shall pay to Licensor  royalties  on Net
                  Sales of Urine-based Licensed Products sold in the United States, Japan and Canada, the greater of 15% of Net Sales of Licensed Products or $0.30 per Unit of Licensed Product.

                           (b) Calypte  shall pay to Licensor  royalties  on Net
                  Sales of Urine-based Licensed Products sold in any country in the rest of the world, the greater of 10% of Net Sales of Licensed Products or $0.15 per Unit of Licensed Product.

         3.4

                           (a) Calypte  shall pay to Licensor  royalties  on Net
                  Sales of serum, plasma oral fluid or whole blood-based Licensed Products sold in the United States, Japan and Europe (as defined in Appendix B), the greater of 15% of Net Sales or $0.50 per Unit of Licensed Product.

                           (b) Calypte  shall pay to Licensor  royalties  on Net
                  Sales of serum, plasma oral fluid or whole blood-based Licensed Products sold in any country in the rest of the world, the greater of 12% of Net Sales or $0.25 per Unit of Licensed Product.

         3.5

         Notwithstanding any contrary provision that may be contained in the present License Agreement, Calypte agrees to pay the royalties set forth in Paragraph 3.3 and 3.4 on all Net Sales of Licensed Products sold before and after the Effective Date of this Agreement in every country within the Territory, regardless of the country of manufacture of Licensed Products.

         3.6 All Royalty payments under this Agreement shall be paid on a quarterly basis, within sixty (60) days after March 31st, June 30th, September 30th and December 31st of each year. The first royalty payment shall include payment of royalties due (if any) on Net Sales of Licensed Products prior to the Effective Date. All payments shall be made in U.S. dollars. If Net Sales are invoiced in a currency other than U.S. dollars, then such Net Sales and Calypte's royalty obligations based on such Net Sales shall be expressed in U.S. dollars converted on the basis of the average daily New York foreign exchange rate for the thirty (30) day period ending on the payment date, as quoted in The Wall Street Journal.

         3.7 Calypte shall keep, and shall require its Affiliates (including Pacific Biotech Co.) to keep, full, true, and accurate books of account in accordance with generally accepted accounting principles as applied in the United States, containing all particulars necessary to show the amounts due and payable to Licensor under this Agreement. Such books and the supporting data shall be open during normal business hours upon reasonable advance notice, at mutually agreed upon times, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accountant retained by Licensor. If in dispute, such records shall be kept until the dispute is settled. Inspection shall be at Licensor's expense, unless the inspector concludes that the amount payable that is stated in a report is understated by five percent (5%) or more, in which case Licensor's reasonable expenses incurred in connection with the inspection shall be paid by Calypte. The Parties agree that any certified public accountant inspecting Calypte's books pursuant to this Paragraph 3.7 shall retain as confidential all information, including information about Calypte's finances and customers gained as a result of that inspection, with the exception that the accountant shall be free to communicate information to Licensor with respect to (i) whether or not Calypte is in compliance with the terms of this Agreement, (ii) the results of the audit including financial information but not customer information, information relating to the accuracy of reports and payments made, and (iii) if in the accountant's professional opinion Calypte is not complying or has not complied with the terms of the Agreement, the underlying facts and information relevant to said non-compliance. Such accountant shall be required to execute an agreement with Calypte agreeing to the confidentiality provisions set forth in this Paragraph 3.7. Information disclosed to Licensor as a result of an inspection shall be subject to the confidentiality provisions set forth in Paragraph 4.

         3.8 Calypte shall within sixty (60) days after March 31st, June 30th, September 30th and December Calypte shall within sixty (60) days after March 31st, June 30th, September 30th and December 3lst of each year of this Agreement, deliver to Licensor a true and accurate written accounting report for each calendar quarter. Each report, which must be acceptable to Licensor, shall in particular set forth, per Licensed Products and on a country-by-country basis, (i) the Net Sales, (ii) all deductions from Net Sales made by Calypte pursuant to Paragraph 1.9, (iii) the royalties payable by Calypte to Licensor pursuant to Paragraph 3, (iv) the quantity of Licensed Products sold, (v) the name of Licensed Products sold, (vi) the Licensed Products catalog codes, (vii) the quantity of Units of Licensed Products corresponding to each Licensed Products catalog code and, upon Licensor's written request (viii) the quantity of samples of Licensed Products provided to end users by Calypte.

         3.9 Simultaneously with the delivery of each royalty report, Calypte shall pay to Licensor or to Licensor's designee, if designated in writing, the monies then due under this Agreement for the period covered by the report. Each report shall be made and sent by the due date to the following addressees or any other address that Licensor may provide in writing:

                       Bio-Rad Laboratories, Inc.
                       1000 Alfred Nobel Drive
                       Hercules, California 94547
                       Attention: General Counsel

                                and

                       Bio-Rad Pasteur
                       3 Boulevard Raymond Poincare
                       92430 Marnes-la-Coquette, France
                       Attention: Manager, Legal Affairs

         Each payment shall be made and sent by the due date to the following Bank Account (or to any other bank account, designee or address that Licensor may advise in writing):

                        Bank One, N.A.
                        Chicago, Illinois
                        ABA 071000013
                        For credit to Bio-Rad Laboratories, Inc.
                        Account # 58-86988

         3.10 If Calypte shall fail to pay any amount owing under this Agreement by the due date, the amount owed shall bear interest at the Bank of America, San Francisco, California, USA lending rate ("prime rate") plus three (3) percent from the due date until paid.

         3.11 Failure of Calypte to pay any amount specified under this Agreement within thirty (30) days after the due date will give Licensor the right to terminate this Agreement thirty (30) days after notice to Calypte of the failure to pay which failure has not been cured within the latter thirty-day period.

         3.12 Calypte's obligation to pay royalties under this Section 3 shall exist until the expiration of the last to expire of the Licensed Patents.

         3.13 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to Licensor under this Agreement, Calypte shall have the right to pay such taxes to the local tax authorities on behalf of Licensor and the payment to Licensor of the net amount due, after reduction by the amount of such taxes, shall fully satisfy Calypte's royalty obligations under this Agreement, provided that appropriate documentation of such tax payment, including evidence of payment and receipt or any other appropriate documentation, is provided to Licensor.

4.       CONFIDENTIALITY

         4.1 The Parties shall maintain the confidentiality of the terms of this Agreement and shall not disclose the terms to any Third Party without the prior written consent of the other Parties. In addition, Licensor shall maintain the confidentiality of any information disclosed to Licensor as a result of any inspection conducted under Paragraph 3.6 and shall use such information solely in connection with this Agreement. The confidentiality obligations in this Paragraph 4 shall not apply where disclosure is required under applicable law or regulation (including applicable securities laws or regulations), in which case the affected Party shall notify the other Parties in writing in advance of such disclosure and, upon request, shall cooperate in seeking confidential treatment of the disclosed information. The Parties agree that the obligation of confidentiality shall also not apply if:

                  (a) the information is at the material time in the public domain through no fault of the receiving Party;

                  (b) the information is required by law to be communicated to a person who is authorized by law to receive it;

                  (c) the information is required to be provided to a stock exchange, regulatory body or government agency;

                  (d) disclosure of the information is necessarily made to a court, or to an arbitrator or administrative tribunal or to legal counsel in the course of proceedings provided that, in the case of any arbitration proceedings, Licensor or Calypte, as the case may be, first obtains from each and every party to those proceedings an undertaking, enforceable by Licensor or Calypte, as the case may be, that each party will similarly not divulge or communicate, without Licensor or Calypte, as the case may be, written consent, any information referred to in this clause;

                  (e) the information is required to be disclosed to any government agency whether in connection with the granting of any license or otherwise, but such disclosure is to be made only with the consent of the Party not disclosing the information; or

                  (f) the disclosure is made to effect registration of this Agreement with a Patent Office or other Industrial Property Authority.

         4.2 All press releases relating to this Agreement shall require the prior approval of authorized representatives of Licensor and Calypte, which approval shall not be unreasonably withheld or delayed. The Parties acknowledge that it is their intention to agree upon an appropriate press release regarding the signing of this Agreement.

5.       COMPLIANCE AND QUALITY

         5.1 In the exercise of any and all rights and in performance hereunder, it shall be the duty of Calypte to comply fully with all applicable laws, regulations and ordinances and to obtain and keep in effect any licenses, permits and other governmental approvals (federal, state or local) necessary or appropriate to carry on Calypte's activities hereunder.

         5.2 Licensor does not approve or endorse Licensed Products sold by Calypte in any way or for any purpose. Quality and quality control according to standards and requirements that may exist in the marketplace from time to time, are the sole responsibility of Calypte.

6.       ASSIGNMENT

                  This Agreement may not be assigned by Calypte, by operation of law, merger, change in ownership or control, including acquisition of the assets or change in ownership or control of the stock of Calypte, without the prior written consent of Licensor. The term "change in ownership or control" shall have the meaning set forth in Section 8.6.

7.       WARRANTY, NEGATION OF WARRANTIES AND INDEMNITY

         7.1 Licensor warrants that it has the right to enter into this Agreement and grant the license granted to Calypte herein.

         7.2 Nothing in this Agreement shall be construed as: (a) a warranty or representation by Licensor as to the validity or scope of any Licensed Patent;
(b) a warranty or representation that the practice under the Licensed Patents is or will be free from infringement of patents of Third Parties; (c) an authority or obligation to sublicense or to sue Third Parties for infringement; (d) except as expressly set forth herein, conferring the right to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of Licensor; (e) conferring by implication, estoppel or otherwise any license, immunity or right under any patent owned by or licensed to Licensor other than the Licensed Patents, regardless of whether such patent is dominant or subordinate to the Licensed Patents; (f) an obligation to furnish any know-how; or (g) creating any agency, partnership, joint venture or similar relationship between Licensor and Calypte.

         7.3 Licensor makes no express or implied warranties of merchantability or fitness for a particular purpose. Licensor shall not be liable for any consequential damages or lost profits of Calypte.

         7.4 Calypte shall assume full responsibility for its operation under the Licensed Patents and shall defend, indemnify and hold Licensor harmless from and against all liability, demands, damages, expenses (including reasonable attorneys' fee) and losses for death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action, arising from the manufacture, use or sale of Licensed Products.

         7.5 BioRad shall indemnify and hold Calypte, its directors, officers, agents or employees, or any of its Affiliates or their directors, officers, agents or employees (each, a "CALYPTE PARTY") harmless from any and all liability, damage, loss, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) resulting from any claims or suits brought against a Calypte Party by a Third Party arising as a direct result of
(i) Bio-Rad's breach of any of the representations or warranties made by BioRad in this Agreement, or (ii) any Third Party claim arising from Bio-Rad's breach of any of such representations or warranties.

         7.6 WITHOUT  LIMITING THE  INDEMNITY  OBLIGATIONS  OF EACH PARTY ABOVE,
NEITHER  PARTY  SHALL  BE  LIABLE  TO  THE  OTHER  PARTY  FOR  ANY   INCIDENTAL,
CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE.

8.       TERM AND TERMINATION

         8.1 This Agreement, unless sooner terminated in accordance with its terms, shall continue until the expiration of the last-to-expire of the Licensed Patents.

         8.2 This Agreement shall terminate upon a holding of invalidity or unenforceability of all Licensed Patents by a final court decision from which no appeal is or can be taken.

         8.3 This Agreement may be terminated by Calypte by giving written notice to Licensor. The termination shall be effective six (6) months after the notice. If the Agreement is terminated by Calypte, Calypte shall cease manufacturing and selling Licensed Products as of the effective date of the termination.

         8.4 The unappealable decision of a court or administrative body finding Licensor liable or culpable due to Calypte's manufacture or sale of Licensed Products covered by this Agreement shall give Licensor the right to terminate this Agreement immediately upon notice, unless Calypte obtains a complete release of Licensor and fully indemnifies Licensor for such liability.

         8.5 This Agreement shall terminate upon (i) an adjudication of either Party as bankrupt or insolvent, or admission in writing of its inability to pay its obligations as they mature; (ii) an assignment of this Agreement by either Party for the benefit of creditors; (iii) the appointment of, or either Party applying for or consenting to the appointment of, a receiver, trustee or similar officer for a substantial part of its property; (iv) the institution of or any act of either Party instituting any bankruptcy, insolvency arrangement, or similar proceeding; or (v) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property of either Party. The Party causing such termination under this Section
8.5 may apply for reinstatement of this Agreement if either of conditions (iii) or (v) is removed within ninety (90) days.

         8.6 Unless prior consent is given by Licensor, Licensor may terminate this Agreement immediately on notice upon any change in the ownership or control of Calypte or of its assets. For such purposes, a "change in ownership or control" shall mean that 50% or more of the voting stock of Calypte becomes subject to the ownership or control of a person or entity, or any related group of persons or entities acting in concert, which person(s) or entity(ies) did not own or control such portion of voting stock on the Effective Date hereof. Licensor shall have the same right to terminate upon any transfer of 50% or more of the assets of Calypte.

         8.7 Upon any breach of or default of a material term under this Agreement by Calypte (except for a payment default covered under Paragraph 3.11), Licensor may terminate this Agreement upon sixty (60) days after receipt of written notice. Licensor will withdraw such notice if, during the notice period, Calypte fully cures such breach or default.

         8.8 Upon expiration or termination of this Agreement, all rights granted to Calypte shall revert to or be retained by Licensor.

         8.9 Notwithstanding the above, if Licensor terminates this Agreement for any reason other than an uncured payment default by Calypte, Calypte shall have the right to dispose of its existing inventory of Licensed Products and to complete all outstanding orders for Licensed Products for a period of up to six
(6) months after the effective date of termination; provided that Calypte fulfills its obligations to report and pay royalties on such Licensed Products in accordance with this Agreement.

         8.10 Effect of Expiration or Termination

                  (a) Upon termination of this Agreement, Licensor shall have the right to retain any sums already paid by Calypte hereunder, and Calypte shall pay all sums accrued hereunder which are then due.

                  (b)  Paragraphs  3.7, 3.8,  3.9,  3.10, 4, 7.2, 7.4, 7.5, 7.6,
8.8, 8.9, 10.1 and 10.2 shall survive any termination or expiration of the Agreement.

9. COUNTERPARTS

                  This Agreement may be signed in any number of counterparts, all of which taken together and when delivered shall constitute one and the same instrument. Any one of the Parties may enter into this Agreement by signing any such counterpart.

10.      GENERAL

         10.1 This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and supercedes all prior negotiations, representations, agreements and understandings. This Agreement may be modified or amended only by a writing executed by authorized representatives of each of the Parties.

         10.2 Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by courier, properly addressed to the other party at the respective address set forth herein or another address that may be provided by written notice of either Party to the other Party:


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

                  If to Licensor:

                                Bio-Rad Laboratories, Inc.
                                1000 Alfred Nobel Drive
                                Hercules, California 94547
                                Attention: General Counsel

                                         and

                                Bio-Rad Pasteur
                                3 Boulevard Raymond Poincare
                                92430 Mames-la-Coquette France
                                Attention: Manager, Legal Affairs

                  If to Licensee:

                                 Calypte Biomedical Corporation
                                 5000 Hopyard Road, Suite 480
                                 Pleasanton, CA 94588
                                 Attention: Richard D. Brounstein
                                 Executive Vice President

         10.3 Force Majeure

                  If the performance of any part of this Agreement by any Party, or of any obligation under this Agreement (with the exception of payment of royalties), is prevented, by reason of acts of God, fire, earthquakes, acts of war, civil unrest or other similar cause beyond the control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance provided that the affected Party shall use reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

11.      GOVERNING LAW AND VENUE.

         11.1 This Agreement shall be construed and enforced in accordance with the laws of the State of California, USA without giving effect to its conflicts of law principles. The Parties agree that the exclusive jurisdiction and venue for any dispute or controversy arising from this Agreement shall be the courts in California, USA.

         11.2 If any provision of this Agreement is held or discovered to be illegal, invalid or unenforceable in any jurisdiction, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

                  IN WITNESS WHEREOF, Licensor and Calypte have executed this Agreement as of the date of the last signature below.

BlO-RAD PASTEUR                               CALYPTE BIOMEDICAL CORPORATION

By:  /s/ Patrick Bugeon                       By: /s/ Richard D. Brounstein
     ----------------------------------           -------------------------------------

Name:  Patrick Bugeon                         Name: Richard D. Brounstein
      -------------------------------               ---------------------------------

Title:   CEO                                  Title:  Executive Vice President and Chief
                                              Financial Officer
Date:  September 7, 2004
      ------------------
                                              Date: August 23, 2004
                                              For Consent Only:
BlO-RAD LABORATORIES, INC.                    INSTITUT PASTEUR

By: /s/ Sanford S. Wadler                     By: /s/ C. Policard
    -----------------------------------           ------------------------------------

Name: Sanford S. Wadler                       Name:  C. Policard
                                                    ------------

Title: Vice President and General Counsel     Title: EVP Business Development
                                                     --------------------------------

Date: 9/28/04                                 Date: Feb. 17, 2004
      -------------------------------               --------------------------------

                                LICENSE AGREEMENT

                                   APPENDIX A

LICENSED PATENTS

HIV-2 (Foundational)

EP 0239 425
EP 0 320 495
EP 284 383
EP 283 327
US 4,839,288
US 5,030,718
US 5,055,391
US 5,066,782
US 5,268,265
US 5,364,933
US 5,051,496
US 5,770,703
US 5,830,641
US 5,079,342
US 6,048,685
US 6,162,439
US 6,261,762
US 6,265,149
US 6,322,964
US 5,306,614
US 5,580,739
US 6,518,015



                                  Appendix A-1

                                LICENSE AGREEMENT

                                   APPENDIX B

Countries comprising Europe:

Andorra                         Macedonia
Austria                         Malta
Belarus                         Moldova
Belgium                         Monaco
Bosnia and Herzegovina          Netherlands
Bulgaria                        Norway
Croatia                         Poland
Czech Republic                  Portugal
Denmark                         Romania
Estonia                         Russia
Finland                         San Marino
France                          Slovakia
Germany                         Slovenia
Greece                          Spain
Hungary                         Sweden
Iceland                         Switzerland
Ireland                         Turkey
Italy                           Ukraine
Latvia                          United Kingdom
Liechtenstein
Lithuania                       Vatican City
Luxembourg                      Yugoslavia (Serbia and Montenegro)